Calculation of Filing Fee Tables
S-8
Skillsoft Corp.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, par value $0.0001 per share	Other	72,500	$ 7.04	$ 510,400.00	0.0001381	$ 70.49
Total Offering Amounts:						$ 510,400.00		$ 70.49
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 70.49
Offering Note
[1]	(1) Represents 72,500 shares of Class A common stock which have again become available for issuance under the Skillsoft Corp. 2024 Employment Inducement Incentive Award Plan, as amended by Amendment No. 1 thereto (the "Inducement Plan") pursuant to the share counting, share recycling and other terms and conditions thereof. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act") there are also registered hereunder such indeterminate number of additional shares as may become available for issuance pursuant to the Inducement Plan as a result of the antidilution or other adjustment provisions contained therein, including stock splits, stock dividends, and other similar transactions. (2) Estimated in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act, based upon the average of the high and low prices of shares of the registrant's Class A common stock on June 8, 2026, as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources